EXHIBIT 99.1

July 30, 2007 4 p.m. Pacific Time Company Press Release

SOURCE: CONTACTS:	Cowlitz Bancorporation Richard J. Fitzpatrick, President & Chief Executive Officer Lynda Larrabee, VP & Administrative Officer (360) 423-9800

Cowlitz Bancorporation Receives Unsolicited Offer from Crescent Capital

LONGVIEW, Wash., July 30, 2007 /PRNewswire/ --

Cowlitz Bancorporation (NASDAQ: CWLZ), announced today that it has received an unsolicited offer from Crescent Capital VI, L.L.C. to purchase all outstanding shares of Cowlitz Bancorporation for $15.00 per share.

Richard J. Fitzpatrick, President and CEO of Cowlitz Bancorporation, stated, “This was a wholly unsolicited offer. The Board of Directors has not been considering a sale of the company. Nonetheless, the Board will give careful consideration to the proposal. We expect to spend some time considering the offer, as well as the company’s strategic plans, future prospects and the Board’s duty to preserve and enhance shareholder value. It is important to ensure that the direction that the company pursues is in the best interest of our shareholders.”

Cowlitz Bancorporation is the holding company of Cowlitz Bank, which was established in 1977. In addition to its four branches in Cowlitz County Washington, Cowlitz Bank’s divisions include Bay Bank located in Bellevue, Seattle, and Vancouver, Washington; Portland and Wilsonville, Oregon; and Bay Mortgage in southwest Washington. Cowlitz specializes in commercial and international banking services for Northwest businesses, professionals, and retail customers, and offers trust services in southwest Washington and Portland, Oregon.